Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Federal-Mogul Corporation and to the incorporation by reference therein of our report dated February 28, 2012 (except for the segment information presented in Notes 2, 3, 9, and 22 of the financial statements included in the December 31, 2012 Form 10-K of Federal-Mogul Corporation (not presented herein) as to which the date is February 27, 2013) with respect to the consolidated financial statements and schedule of Federal-Mogul Corporation as of December 31, 2011 and for the years ended December 31 2011 and 2010, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

March 21, 2013